1. Amended and Restated Agreement and Declaration of Trust dated
March 21, 2014 - Incorporated by reference to Post-Effective
Amendment No. 186 to the Registrants Registration Statement filed on March 28, 2014.

2. Management Contract with Putnam Investment Management, LLC dated February 27, 2014 - Incorporated by reference to Post-
Effective Amendment No. 186 to the Registrants Registration
Statement filed on March 28, 2014.

3. Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated February 27, 2014; schedule A dated March 7, 2014 -- Incorporated by reference to Post-Effective Amendment No. 186 to the Registrants Registration Statement filed on March 28, 2014.

4. Sub-Advisory Contract among Putnam Investment Management, LLC, Putnam Investments Limited and The Putnam Advisory Company, LLC dated February 27, 2014 -- Incorporated by reference to Post-Effective Amendment No. 186 to the Registrants Registration Statement filed on March 28, 2014.